EXHIBIT 99.1



FOR IMMEDIATE RELEASE
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                   GRAND UNION COMPLETES CAPITAL RESTRUCTURING

      WAYNE, NJ, Aug. 17, 1998 -- The Grand Union Company announced today that it has completed its previously announced capital restructuring and successfully emerged from its voluntary, prepackaged reorganization.

      The Company also announced that it has closed on its new $300 million credit facility underwritten by UBS AG, Stamford Branch, and Lehman Commercial

Paper Inc.

      "The successful completion of our capital restructuring paves the way for an exciting future for Grand Union," said J. Wayne Harris, Chairman of the Board and Chief Executive Officer. "By eliminating approximately $600 million in debt,

our Company now has the opportunity and financial strength to become a much stronger, more effective competitor.

      "Grand Union now has a vastly improved financial structure, an experienced and creative management team, and a solid business plan focused on building sales, profits and shareholder value. Our plan includes substantial investment in new store development, the remodeling of existing stores, new technologies to increase efficiency and improve customer service, and merchandising programs designed to make Grand Union one of the premier food retailers in the

Northeast."

      Grand Union's Plan of Reorganization was confirmed by the U.S.

Bankruptcy Court in Newark, NJ, on August 5, following overwhelming




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support from the Company's Senior Noteholders and Preferred Stockholders in a

consent solicitation completed on June 22, 1998.

      Pursuant to the Company's Plan of Reorganization, Grand Union's Old Senior

Notes, Old Preferred Stock, Old Common Stock and Old Series 1 and Series 2

Warrants have been cancelled. Holders of Old Senior Notes, Old Preferred Stock and Old Common Stock will receive information explaining the process by which they may tender their Old Senior Notes for New Common Stock and their Old

Preferred Stock and Old Common Stock for New Warrants. The Company's New Common

Stock, under the symbol GUCOV, and the New Warrants, under the symbol GUCLV,

will commence trading on the OTC Market on a "when, and as if, issued" basis.

Grand Union's Old Common Stock, which has traded under the symbol GUCO, will cease trading on the OTC Bulletin Board as of the close of the market today,

August 17, 1998. The Company has a pending application for listing of the New

Common Stock on the NASDAQ National Market.

      Grand Union currently operates 222 retail food stores in six Northeastern states.

      Some of the matters discussed herein are "forward-looking statements"

within the meaning of the Private Securities Litigation Reform Act of 1995. Such

forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For additional information about the Company and its various risk factors, please see the

Company's most recent Form 10-K dated March 28, 1998, as filed with the

Securities and Exchange Commission on June 26, 1998, and other documents as filed with the Securities and Exchange Commission.




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